Exhibit (b)(1)(G)

EXECUTION COPY

AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 1, 2006, is entered into between CEMEX, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”) (formerly CEMEX, S.A. de C.V.) (the “Borrower”), Cemex México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico and Empresas Tolteca de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (each a “Guarantor” and collectively the “Guarantors”) and ING CAPITAL LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) acting on the instructions of the Required Lenders for and on behalf of the Lenders party to the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders from time to time party thereto, the Administrative Agent for the Lenders, Barclays Bank PLC, New York branch, as Issuing Bank and Documentation Agent, ING Bank N.V., as Issuing Bank, Barclays Capital, the Investment Banking Division of Barclays Bank plc, as Joint Bookrunner and Citigroup Global Markets Inc., as Joint Bookrunner and Syndication Agent, entered into an amended and restated credit agreement, dated as of June 6, 2005, to amend the credit agreement, dated as of June 23, 2004, among the Borrower, the Guarantors, Barclays, as Issuing Bank and Documentation Agent, ING Bank N.V., as an Issuing Bank, the several lenders party thereto, Barclays Capital, the Investment Banking Division of Barclays, as a Joint Bookrunner and ING Capital LLC, as Joint Bookrunner and Administrative Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the parties hereto desire to amend the terms of the Credit Agreement pursuant to this Agreement; and

WHEREAS, the Administrative Agent on behalf of the Required Lenders is willing to consent to certain amendments to the Credit Agreement and grant such requested waiver, upon the terms and conditions set forth below;

NOW THEREFORE, in consideration of the waiver and amendment herein obtained, and in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, shall have the respective meanings set forth in the Credit Agreement.

ARTICLE II

EFFECTIVE DATE

This Agreement shall become effective upon the execution and delivery of this Agreement by the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders) (the “Effective Date”). On the Effective Date, the Credit Agreement shall be amended as set forth in this Agreement.

ARTICLE III

WAIVER OF CERTAIN PROVISIONS OF THE CREDIT AGREEMENT

On the date on which the offer made by CEMEX Australia Pty Ltd., a proprietary limited company organized under the laws of Victoria, Australia (“Cemex Australia”) (as evidenced by the announcement made by the Borrower on October 27, 2006) to acquire the issued and outstanding shares of the Rinker Group Limited, a public limited company organized under the laws of the New South Wales, Australia, not previously owned by CEMEX Australia (as such offer may be amended, supplemented, revised, renewed, waived or otherwise modified from time to time) becomes, or is declared to be, unconditional in all respects (the “Waiver Effective Date”), the Required Lenders agree to waive compliance by the Borrower of the Credit Agreement to the extent set forth in this Article III. Except as expressly so waived, the Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 3.1  Waiver of Section 9.01(a) (Financial Condition) of the Credit Agreement. From the Waiver Effective Date up to, and including, December 31, 2007, or such other later date as may be agreed between the parties to this Agreement (the “Waiver Termination Date”), the Required Lenders in accordance with Section 15.02 of the Credit Agreement, hereby waive compliance by the Borrower with the financial condition covenant set forth in Section 9.01(a) of the Credit Agreement.

SECTION 3.2  Waiver of Compliance with Section 9.01(a) (Financial Condition) of the Credit Agreement. As a result of the waiver provided in Section 3.1 hereof, the Borrower shall at no time during the period commencing on the Waiver Effective Date up to, and including the Waiver Termination Date (such period, the “Waiver Period”) be obliged to ensure that it complies with such financial condition covenant or provide any compliance or other certificate in relation to such covenant and no consequences whatsoever shall flow under the Credit Agreement or any other Transaction Document from the failure by the Borrower to comply with such covenant during the Waiver Period.

SECTION 3.3  Extent of Waiver of Section 9.01(a) (Financial Condition) of the Credit Agreement. The waiver set forth in Section 3.1 hereof shall not be deemed to constitute a waiver with respect to compliance with any other term, provision or condition of the Credit Agreement, any other Transaction Document or any other instrument or agreement referred to therein or relating thereto or prejudice any right or remedy that the Administrative Agent or any Lender may now have or may in the future arise under or in connection with the Credit Agreement, any other Transaction Document or any other instrument or agreement referred to therein or relating thereto.

SECTION 3.4  Compliance with Section 9.01(a) (Financial Condition) of the Credit Agreement. In the event that the Waiver Termination Date is December 31, 2007, and provided such Waiver Termination Date is not extended pursuant to agreement between the parties to this Agreement, the waiver shall cease to be effective commencing on January 1, 2008. After the Waiver Termination Date, the Borrower undertakes to comply with the financial condition covenant set forth in Section 9.01(a) of the Credit Agreement as amended pursuant to Article IV hereof.

ARTICLE IV

AMENDMENT

On the Effective Date, the Administrative Agent, on behalf of the Required Lenders, agrees to amend, without any further action, the provision of the Credit Agreement referred to below and such provision is hereby modified and amended in accordance with this Article IV. Except as so modified and amended, the Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 4.1  Amendment to Section 9.01 of the Credit Agreement. Section 9.01 of the Credit Agreement is amended by inserting the following paragraph (d) at the end of Section 9.01:

“(d)
For the purposes of calculating the Consolidated Net Debt to EBITDA Ratio in Section 9.01(a) above only, “Consolidated Net Debt” shall not include any Debt which, notwithstanding falling within the definition of Debt, is not required to be recorded as a liability by the Borrower on its consolidated balance sheet in accordance with generally accepted accounting principles applicable to the Borrower which are in effect as at the time that such Debt is entered into, issued or incurred.”

ARTICLE V

FEE

SECTION 5.1  Fee. The Borrower hereby agrees to pay to the Administrative Agent for the benefit of the Lenders that (i) consent in writing to the provisions of this Agreement (the “Written Consent”) on or prior to November 28, 2006 (the “Consent Date”), (ii) provide to the Administrative Agent (with a copy to the Borrower) its Written Consent on or prior to the Consent Date, and (iii) instruct the Administrative Agent to execute and deliver this Agreement in accordance with the terms hereof on or prior to the Consent Date (the “Consenting Lenders”), a fee of 0.025% (the “Consent Fee”) of the outstanding commitment amount of each Consenting Lender under the Credit Agreement; provided that, the Consent Fee shall only be payable if the Written Consent is delivered to the Administrative Agent on or prior to the Consent Date. The Consent Fee shall be payable within two Business Days of the execution by the Administrative Agent (acting on the instructions of the Required Lenders) of this Agreement, provided that, if such date is not a Business Day, then the Consent Fee shall be payable on the next succeeding Business Day.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1  No Other Agreements; References to the Credit Agreement. Other than as specifically provided herein, this Agreement shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under the Credit Agreement or any other Transaction Document or of any other term or condition of the Credit Agreement or any other Transaction Document nor shall the entering into of this Agreement preclude the Lenders from refusing to enter into any further waivers or amendments with respect to the Credit Agreement. All references to the Credit Agreement in any document, instrument, agreement, or writing shall from and after the Effective Date be deemed to refer to the Credit Agreement, and, as used in the Credit Agreement, the terms “Agreement”, “herein”, “hereafter”, “hereunder”, “hereto”, and words of similar import shall mean, from and after the Effective Date, the Credit Agreement.

SECTION 6.2  Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

SECTION 6.3  Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 6.4  Governing Law; Entire Agreement. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. This Agreement and the other Transaction Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CEMEX, S.A.B. DE C.V.
By:____________________________________ Title: Chief Financial Officer

CEMEX MÉXICO, S.A. DE C.V.
By:____________________________________ Title: Chief Financial Officer

EMPRESAS TOLTECA DE MÉXICO, S.A. DE C.V.
By:____________________________________ Title: Chief Financial Officer

ING CAPITAL LLC, as Administrative Agent acting in its own capacity and for and on behalf of the Required Lenders
By:____________________________________ Title: Director